CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 17, 2026, with respect to the consolidated financial statements included in the Annual Report of IZEA Worldwide, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of IZEA Worldwide, Inc. on Form S-3 (File No. 333-279424) and on Forms S-8 (File No. 333-196511, File No. 333-219407, File No. 333-229304, File No. 333-235677, File No. 333-252020, File No. 333-275258, File No. 333-284280, File No. 333-286188).

Grant Thornton LLP

Charlotte, North Carolina
March 17, 2026